EXHIBIT 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this "Agreement"), is made as of the 27 day of April, 2005 (the "Effective Date"), by and between United Energy Corp., a Nevada corporation having a principal place of business at 600 Meadowlands Parkway, #20, Secaucus, New Jersey 07094 (the "Company"), and Ben Barnes, having an address at                                                                                                                        ("Consultant").

WHEREAS, Consultant provides a certain consulting services, including, without limitation, general corporate advisory services and business development services;

WHEREAS, Company is in the business of developing and distributing environmentally friendly, specialty chemical products with applications in several industries and markets;

WHEREAS, Company desires to contract with Consultant and retain Consultant to provide the consulting services offered by Consultant in accordance with and pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and obligations contained in this Agreement, and for other good and valuable consideration as set forth in this Agreement, Company and Consultant agree as follows:

1.	Term and Termination
	1.1.	Term. The term of this Agreement shall commence on the Effective Date and continue for a period of 30 months (the "Term").
1.2.

Termination. Company can terminate this Agreement upon written notice for cause if Consultant fails to materially perform the consulting services to be provided pursuant to this Agreement. Consultant can terminate this Agreement at any time upon written notice to Company. Consultant will retain and own all vested options upon termination.

2.	Independent Contractor
2.1.

Consultant is carrying out his obligations hereunder as an independent contractor, not as an agent of or an employee of Company. As such, Consultant shall not have the power to bind the Company, and no pension and/or profit sharing contribution shall be made with respect to any payments received hereunder, nor shall Consultant be entitled to any other benefits paid to employees of Company.

3.	Appointment
	3.1.	Company hereby appoints Consultant and Consultant hereby accepts appointment to act as a consultant to the Company with respect to assisting the Company in developing new channels of revenue.
4.	Compensation
4.1.

Warrants. Upon execution of this Agreement, Company will issue to Consultant warrants to purchase five hundred thousand (500,000) shares, of Company common stock, par value, $0.01 per share ("Common Stock"), at an exercise price per share equal to the closing price per share of the Company's common stock on the Effective Date (the "Initial Warrants") and warrants to purchase five hundred thousand (500,000) shares of Common Stock, at an exercise price per share equal to two dollars ($2.00) per share (the "Secondary Warrants", and together with the Initial Warrants, the “Warrants”). The Warrants will have a ten (10) year term and will have such other customary terms and provisions as are reasonably acceptable and satisfactory to Company and Consultant. Company shall undertake to register the underlying shares of common stock with the U.S. Securities and Exchange Commission (the "SEC") for resale in compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act") on a timely basis. One hundred thousand (100,000) Initial Warrants shall vest and become immediately exercisable on the Effective Date. The remainder of the Initial Warrants and the Secondary Warrants shall vest, if at all, upon the recognition by the Company of the following net revenue targets as a result of business generated through contacts brought to the Company by Consultant ("Consultant's Contacts"):

		4.1.1.	100,000 Initial Warrants shall vest upon the achievement by the Company of $5,000,000 in net revenues from Consultant's Contacts; and
		4.1.2.	100,000 Initial Warrants shall vest upon the achievement by the Company of $10,000,000 in aggregate net revenues from Consultant's Contacts; and
		4.1.3.	100,000 Initial Warrants shall vest upon the achievement by the Company of $15,000,000 in aggregate net revenues from Consultant's Contacts; and
		4.1.4.	100,000 Initial Warrants shall vest upon the achievement by the Company of $20,000,000 in aggregate net revenues from Consultant's Contacts; and
		4.1.5.	100,000 Secondary Warrants shall vest upon the achievement by the Company of $25,000.000 in aggregate net revenues from Consultant's Contacts; and

	4.1.6.	100,000 Secondary Warrants shall vest upon the achievement by the Company of $30,000,000 in aggregate net revenues from Consultant's Contacts; and
	4.1.7.	100,000 Secondary Warrants shall vest upon the achievement by the Company of $35,000,000 in aggregate net revenues from Consultant's Contacts; and
	4.1.8.	100,000 Secondary Warrants shall vest upon the achievement by the Company of $40,000,000 in aggregate net revenues from Consultant's Contacts; and
	4.1.9.	100,000 Initial Warrants shall vest upon the achievement by the Company of $20,000,000 in aggregate net revenues from Consultant's Contacts; and
	4.1.9.	100,000 Secondary Warrants shall vest upon the achievement by the Company of $45,000,000 in aggregate net revenues from Consultant's Contacts.
4.1.10.
United Energy Corporation and Consultant agree that it may be difficult to identify business which results directly or indirectly from Consultant’s actions. It is the intention of both parties to give the Consultant credit for net revenues which are derived from Consultant’s contacts and referrals. If Consultant refers customer A who in turn. refers customer B then Consultant shall receive credit for sales from both customer A and B, etc. Not less than every six (6) months Consultant will provide a list of all contacts Consultant is currently working on. United Energy Corporation will provide written acceptance of the contacts acknowledging that sales from these customers will be credited to Consultant or will provide substantiation as to why the contact is not qualified. Consultant shall have the right to review the books and records of the Company relating to the sales of products annually upon reasonable notice and at the Consultant's expense.

4.2.

Consultant represents that he is acquiring the Warrants for his own account, for investment and not with a view to the distribution thereof, nor with any present intention of selling or otherwise disposing of the Warrants or the underlying shares of Common Stock, and will not sell or otherwise transfer the Warrants or the underlying shares of Common Stock except in accordance with applicable federal and state securities laws, and acknowledges that the Warrant certificates and stock certificates evidencing the Warrants and underlying shares of Common Stock shall bear a legend restricting the transfer thereof (until such time as the underlying shares of Common Stock are registered with the SEC in accordance with Section 4.1 hereof). Moreover, Consultant understands that the Warrants and underlying shares of Common Stock have not been registered under the 1933 Act, or the securities laws of any state, and, therefore, are subject to substantial restrictions on transfer.

4.3.

Employment Taxes. No part of the compensation payable to Consultant will be subject to withholding by Company for the payment of any federal, state or local withholding or employer/employee payroll taxes.

5.

Confidentiality; Public Disclosure. Consultant and Company shall maintain in strict confidence all information of a confidential or proprietary nature of the other party that is exchanged in connection with the services rendered pursuant to this Agreement, including the terms of this Agreement. Consultant and Company agree that each shall use such proprietary information only for the purposes of performing its obligations under this Agreement. Consultant and Company agree that each shall disclose such proprietary information only (i) to the extent consented to by the other party, (ii) to the extent required by any law or regulation, or by the SEC or any exchange or automated quotation system on which Company stock is listed; and (iii) to its personnel who have a need to know such proprietary information for the purposes of this Agreement. Consultant and Company shall ensure that each of its employees comply with the provisions in this Section. Proprietary information shall not include: (i) information rightfully known by a party prior to the Effective Date of this Agreement, (ii) information that is now or hereafter becomes generally available to the public other than as a result of a disclosure in breach of this Agreement; (iii) information independently developed or acquired by a party or its personnel without reliance on or reference to, in any way, proprietary information of the other party; or (iv) information that becomes available to a party from a third party source; provided that such third party source is not known to be bound by a confidentiality agreement with respect to such information or known to otherwise be prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

6.	General Provisions
6.1.

Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey (exclusive of its conflict of laws provisions). Any judicial proceeding brought against any of the parties to this Agreement on account of any dispute arising out of this Agreement, or any matter related thereto, shall be brought in a court of competent jurisdiction in Middlesex County, New Jersey or in the United States District Court for the District of New Jersey, and by execution and delivery of this Agreement, the parties hereby consent to the exclusive jurisdiction of any such applicable court and waive any deference or apposition to such jurisdiction.

6.2.

Notices. All notices and other communications pertaining to this Agreement shall be in writing and shall be sent either by certified or registered mail, reputable commercial overnight carrier, or hand delivery, addressed as follows:

To Company:
United Energy Corp. 200 Meadowlands Parkway, #20 Secaucus, NJ 07094 Attention: Brian F. King, CEO

With a copy to:
Greenbaum, Rowe, Smith & Davis LLP P.O. Box 5600 99 Wood Ave. Woodbridge, NJ 07095 Attention: W. Raymond Felton
To Consultant:
Ben Barnes

With a copy to:

Notice shall be deemed to have been given by a party hereto (i) when personally delivered, (ii) three (3) days after having been deposited by certified or registered first class mail, return receipt requested, or (iii) one (1) business day after having been sent by commercial overnight courier with written verification of receipt. Either party may change its address from time to time by giving notice to that effect as provided herein.

6.3.

Binding Effect; Assignment. This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Neither this Agreement nor any of the rights or obligations of Consultant or Company arising under this Agreement may be assigned or transferred without the other party's prior written consent.

6.4.

Waivers. Failure or delay on the part of either party to exercise any right, power or privilege or remedy hereunder shall not constitute a waiver thereof. No waiver of default shall operate as a waiver of any other default or of the same type of default on future occasions.

6.5.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.
6.6.	Severability. In the event that any provision in this Agreement should be held to be unenforceable, such unenforceability shall not affect any of the other provisions herein.

6.7.	Headings. The section and paragraph headings contained herein are for ease of use, and are not intended to either broaden or limit the scope of the terms hereof.
6.8.

Entire Agreement. This Agreement is intended to be the sole and complete statement of the obligations of the parties as to the services to be performed and supersedes all previous understandings, negotiations and proposals, and may not be altered, amended or modified, except in writing, signed by the duly authorized representatives of the parties.

6.9.	Construction. This Agreement is the product of negotiations between the parties and no provision hereof shall be construed to the disadvantage of any party as having been the author of such provision.
6.10.

Patriot Act. Both parties certify that, to the best of their knowledge, they have not been designated and are not owned or controlled, by a “suspected terrorist” defined in Executive Order 13224. Both parties hereby acknowledge that they will seek to comply with all applicable laws concerning money laundering and related activities.

6.11.

Foreign Corrupt Practices. Both parties represent neither they or any of their Subsidiaries, nor any director, officer, agent, employee or other person acting on their behalf or any of its Subsidiaries has used any of its funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in duplicate by their duly authorized representatives all as of the effective date first written above.

ATTEST:	COMPANY: UNITED ENERGY CORP.

_______________________________	By: /s/ Brian F. King_____________ Brian F. King, Chief Executive Officer

WITNESS:	CONSULTANT:

_______________________________	/s/ Ben Barnes Ben Barnes